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THE LOEWEN GROUP INC.
                                                                           NEWS



                         Contacts:         David A. Laundy
                                           The Loewen Group Inc.
                                           (604) 293-7857

                                           Thomas C. Franco
                                           Broadgate Consultants, Inc.
                                           (212) 229-2222



                              FOR IMMEDIATE RELEASE

                        LOEWEN GROUP EXPECTS TO MAINTAIN
                         ACQUISITION MOMENTUM INTO 1997

     - More Than $325 Million in New Acquisitions Completed or Signed Since
                         SCI Hostile Takeover Announced

    - 51 New Independent Operators Select Loewen Group as Preferred Acquirer
    - Acquisitions Signal Confidence the Loewen Group Will Remain Independent


VANCOUVER, December 16, 1996 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) today announced that since the announcement of Service Corporation International's
(SCI) hostile takeover bid a total of 51 independent proprietors of funeral homes and cemeteries have indicated their confidence that the Loewen Group will remain independent by signing or closing transactions to sell properties valued at more than $325 million to the company. The Loewen Group has clearly become the preferred acquirer in the industry in 1996 with acquisitions or structured transactions totaling US$1.4 billion to date.

"Through strategic acquisitions and investments Loewen Group has solidified its position in 1996 as the preferred acquirer in our industry," said Raymond L. Loewen, Chairman and Chief Executive Officer. "We achieved the largest acquisition volume of any funeral and cemetery company and expect to maintain this aggressive acquisition pace next year," said Mr. Loewen. Loewen Group completed notable transactions throughout North America which have enhanced the long-term strength of the company's two primary businesses -- funeral services and cemetery operations. "We completed transactions that provide significant benefits to all of our shareholders and in the process created a more dynamic and exciting company for investors and employees."


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Loewen Group plays an important and constructive role in facilitating the orderly transition of ownership and management of funeral homes and cemeteries from one generation to the next. "Our success is based upon a combination of the quality of services we offer to families at a time of great need and our management's sensitivity to the needs and aspirations of local funeral home operators. That the level of interest by many independent operators in associating with Loewen Group has increased tremendously since the announcement of SCI's hostile takeover is a clear indication that these operators believe the Loewen Group will remain independent and want to join our corporate culture."

Properties either acquired by or invested in by the Loewen Group in 1996 include Rose Hills Memorial Park and Prime Succession Inc., two of the most prestigious assets in the industry, S.I. Acquisitions Associates L.P., with its 15 funeral homes, two cemeteries and two insurance companies and CMS West with its seven funeral homes and 28 cemeteries.

         With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 13,000 people and owns or operates 951 funeral homes and 299 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.



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